Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-147715, 333-100648, 333-142182 and 333-61862 on Form S-3 and Registration Statement Nos. 333-148684, 333-141819, 333-134687, 333-128396, 333-124856, 333-122718, 333-108767, 333-99729, 333-75406, 333-49656, 333-33464, 333-30518, 333-74343, 333-45425, 333-145971, 333-143465, 333-142183 and 333-04131 on Form S-8 of Nuance Communications, Inc. of our report dated May 9, 2008 related to the financial statements of eScription, Inc. as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R) Share-Based Payment on January 1, 2006) appearing in this Current Report on Form 8-K of Nuance Communications, Inc.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
May 20, 2008